Exhibit 99

For Immediate Release	Contact Information
Tuesday, December 6, 2005	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Board Names New Independent Directors

SAN ANTONIO -- Dec. 6, 2005 -- The Exploration Company (Nasdaq:TXCO) Board of Directors has unanimously approved appointment of two new independent directors. They are:

-     Dennis B. Fitzpatrick, president and CEO of D.B. Fitzpatrick & Co. Inc., an investment management firm based in Boise, Idaho. He also has been a financial consultant to several companies and a faculty member teaching finance at the University of Idaho and other universities. Fitzpatrick is a chartered financial analyst and holds a doctorate in finance and international economics and a bachelor's degree in mathematics from the University of Colorado and an MBA from the University of Santa Clara. He lives in Eagle, Idaho.

-     Jon Michael Muckleroy, who has extensive experience as a director, senior executive and consultant for a number of energy-industry firms. He has managed a private oil and gas investment portfolio since leaving Enron Liquid Fuels in 1993, where he was chairman and CEO. He received a bachelor's degree in finance and marketing from Southern Methodist University. Muckleroy currently lives in Orlando, Fla.

Both new directors also will serve as members of the board's audit, compensation, and governance and nominating committees.

     "These two gentlemen add a wealth of valuable expertise to the board," said President and CEO James E. Sigmon. "With these appointments, the board will consist of seven directors, five of whom are independent. I believe their extensive experience in finance and the oil and gas business will prove valuable as TXCO continues its rapid growth."

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Capital Market under the symbol "TXCO."

     More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2004, and its Form 10-Q for the quarter ended Sept. 30, 2005. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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